Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
 Kim C. Drapkin, Chief Financial Officer, EPIX
 (781) 761-7602
Kelly Hennessy, Pure Communications
(617) 227-0552
EPIX Pharmaceuticals Announces Resignation of Andrew Uprichard, MD,
President and Head of Research and Development
LEXINGTON, Mass. — May 28, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, today announced that Andrew Uprichard, M.D., president and head of research and development has resigned his position with EPIX effective May 21, 2008. Dr. Uprichard joined EPIX in 2004 and has been president and head of research and development since 2006 and is leaving the company to pursue other opportunities. The company expects that Dr. Uprichard will continue to assist EPIX as a consultant as the company works toward obtaining approval of Vasovist® (gadofosveset trisodium), its novel blood pool magnetic resonance angiographic (MRA) agent. With Dr. Uprichard’s departure, the company plans to expand its research and development team with the addition of an experienced clinical development professional.
“We want to thank Andrew for his leadership on all of our programs, particularly Vasovist and we look forward to working with him in a consultative capacity as we continue our progress toward FDA approval for Vasovist. We wish Andrew well in all of his future endeavors,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations regarding a consulting relationship with Andrew Uprichard, M.D. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
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